Exhibit 99.1

                                                                          [Form of Cover Sheet]

                                                                          CURIS INC.

                                                                          ID: 04-3505116

                                                                          4 Maguire Road

                                                                          Lexington, MA 02421

Notice of Grant of Stock Options and Option Agreement

Name	Option Number:
Address	Plan:
City, State, Zip Code	ID:

Effective 00/00/0000, you have been granted a(n) Non-Qualified Stock Option to buy -0- shares of CURIS INC. (the Company) stock at $0.00 per share.

The total option price of the shares granted is $0.00.

Shares in each period will become fully vested on the date shown.

Shares	Vest Type		Full Vest	Expiration
	On Vest Date [Quarterly	]

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Nonstatutory Stock Option Agreement - Inducement Grant pursuant to NASDAQ Stock Market Rule 5635(c)(4), all of which are attached and made a part of this document.

CURIS INC.	Date

Employee Name	Date

[Form of Online Cover Sheet]

Notice of Grant of Stock Options and Option Agreement

Curis, Inc.

ID: 04-3505116

4 Maguire Road

Lexington, MA 02421

Name	Option Number:	CU000000
Address	Plan:	Non
City, State, Zip Code	ID:	000-00-0000

Effective 00/00/0000 (“Grant Date”), you have been granted a(n) Non-Qualified Stock Option to buy a specified number of shares (“Shares”) of CURIS INC. (the “Company”) stock at a specified price per share (“Exercise Price”). The details of your stock option grant are as follows:

Date of Grant	[ ]
Vesting Commencement Date	[ ]
Exercise Price Per Share	[$ ]
Total Number of Shares Granted	[ ]
Total Exercise Price	[$ ]
Term/Expiration Date	[ ]

Shares in each period will become fully vested on the dates shown below:

Shares	Vest Type	Full Vest
On Vest Date
[Quarterly]

By clicking “Accept”, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Nonstatutory Stock Option Agreement - Inducement Grant pursuant to NASDAQ Stock Market Rule 5635(c)(4), all of which are attached and made a part of this document.

CURIS, INC.

Nonstatutory Stock Option Agreement

Inducement Grant Pursuant to NASDAQ Stock Market Rule 5635(c)(4)

1. Grant of Option.

This agreement (the “Agreement”) evidences the grant by Curis, Inc., a Delaware corporation (the “Company”) on the Grant Date to the Participant, an employee of the Company, of an option (the “Option”) to purchase, in whole or in part, on the terms provided herein, the Shares of common stock, $0.01 par value per share, of the Company (“Common Stock”) at the per Share Exercise Price, in connection with the commencement of the Participant’s employment with the Company. Unless earlier terminated, this Option shall expire at 5:00 p.m., Eastern Time, on the expiration date (the “Final Exercise Date”).

It is intended that the Option shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used herein, shall be deemed to include any person who acquires the right to exercise the Option validly under its terms.

2. Inducement Grant. The Option was granted to the Participant pursuant to the inducement grant exception under NASDAQ Stock Market Rule 5635(c)(4), and not pursuant to the Company’s Amended and Restated 2010 Stock Incentive Plan (the “Plan”) or any equity incentive plan of the Company, as an inducement that is material to the Participant’s employment with the Company.

3. Vesting Schedule.

Except as otherwise provided herein, this Option will become exercisable (“vest”) as to 25% of the original number of Shares on the first anniversary of the [Grant Date][Date of Hire] and as to an additional 6.25% of the original number of Shares at the end of each full successive quarterly period following the first year anniversary of the [Grant Date][Date of Hire] until the fourth anniversary of the [Grant Date][Date of Hire]. The right of exercise shall be cumulative so that to the extent the Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of the Option under Section 4 hereof.

4. Exercise of Option.

(a) Form of Exercise. Each election to exercise this Option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this Agreement, and payment in full in the manner provided herein. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this Option may be for any fractional share.

(b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 4, the Option may not be exercised unless the Participant, at the time he or she exercises the Option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, (i) the Company or (ii) any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this Option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this Option shall be exercisable only to the extent that the Participant was entitled to exercise this Option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this Option shall terminate immediately upon written notice to the Participant from the Company describing such violation.

(d) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this Option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this Option shall be exercisable only to the extent that this Option was exercisable by the Participant on the date of his or her death or disability, and provided further that this Option shall not be exercisable after the Final Exercise Date.

(e) Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for Cause (as defined below), the right to exercise this Option shall terminate immediately upon the effective date of such termination of employment or other relationship. If the Participant is party to an employment, consulting or severance agreement with the Company that contains a definition of “cause” for termination of employment or other relationship, “Cause” shall have the meaning ascribed to such term in such agreement. Otherwise, “Cause” shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Participant which affects the business reputation of the Company. The Participant’s employment or other relationship shall be considered to have been terminated for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

(f) Board Discretion. Notwithstanding this Section 4, the Board of Directors of the Company (the “Board”) may, in its sole discretion, determine the effect on the Option of the Participant’s death, disability, termination or other cessation of employment, authorized leave of absence or other change in employment or other status of the Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Option. For the purposes of this Agreement, a “Designated Beneficiary” is (i) the beneficiary designated, in a manner determined by the Board, by the Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by the Participant, the Participant’s estate.

5. Payment Upon Exercise.

(a) Common Stock purchased upon the exercise of this Option shall be paid for as follows:

(i) in cash or by check, payable to the order of the Company;

(ii) except as may otherwise be approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(iii) to the extent approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value (as defined below), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(iv) to the extent permitted by applicable law and approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(v) by any combination of the above permitted forms of payment.

(b) Exercise Price. For the purposes of this Agreement, the “Fair Market Value” of a share of Common Stock will be determined as follows:

(i) if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the applicable date; or

(ii) if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com) on the applicable date; or

(iii) if the Common Stock is not publicly traded, the Board will determine the Fair Market Value for purposes of this Agreement using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A, except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

The Board has sole discretion to determine the Fair Market Value for purposes of this Agreement, and this Option are conditioned on the participants’ agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

6. Withholding.

(a) General. No Shares will be issued pursuant to the exercise of this Option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this Option.

(b) Satisfaction of Obligations by Delivery of Shares. If approved by the Board, in its sole discretion, the Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from this Option, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

7. Nontransferability of Option. This Option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this Option shall be exercisable only by the Participant. For the avoidance of doubt, nothing contained in this Section 7 shall be deemed to restrict a transfer to the Company.

8. Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the number and class of securities and exercise price per share of this Option shall be equitably adjusted by the Company (or a substituted option may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to this Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then if the Participant who exercises this Option between the record date and the distribution date for such stock dividend, the Participant shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(i) Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(ii) Consequences of a Reorganization Event on this Option.

(A) In connection with a Reorganization Event, the Board may take any one or more of the following actions as to this Option (or any portion thereof) on such terms as the Board determines (except to the extent specifically provided otherwise in another agreement between the Company and the Participant): (i) provide that this Option shall be assumed, or a substantially equivalent Option shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to the Participant, provide that all of the Participant’s unexercised portion of this Option will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that this Option shall become exercisable, realizable, or deliverable, or restrictions applicable to this Option shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to the Participant with respect to this Option equal to (A) the number of shares of Common Stock subject to the vested portion of this Option (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise price of this Option and any applicable tax withholdings, in exchange for the termination of this Option, (v) provide that, in connection with a liquidation or dissolution of the Company, this Option shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing.

(B) For purposes of Section 8(b)(ii)(A)(i), this Option shall be considered assumed if, following consummation of the Reorganization Event, this Option confers the right to purchase, for each share of Common Stock subject to this Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of this Option to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(c) Change in Control Events.

(i) Definition. A “Change in Control Event” shall mean:

(A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act” and, such acquirer, a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event(1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (3) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(B) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on April 6, 2010 or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(C) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(D) the liquidation or dissolution of the Company.

(ii) Effect on Option. Notwithstanding the provisions of Section 8(b), effective immediately prior to a Change in Control Event, the vesting schedule of this Option shall be accelerated in part so that one-half of the number of shares that would otherwise have first become vested on any date after the date of the Change in Control Event shall immediately become exercisable. The remaining one-half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth herein, with one-half of the number of shares that would otherwise have become vested on each subsequent vesting date in accordance with the original schedule becoming vested on each such subsequent vesting date; provided, however, that this Option shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the Acquiring Corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the Acquiring Corporation.

(iii) Section 409A. The definition of Change in Control Event for purposes of this Agreement is intended to conform to the description of “Change in Control Events” in Treasury Regulation section 1.409A-3(i)(5), or in subsequent IRS guidance describing what constitutes a change in control event for purposes of Section 409A of the Code when this Option is subject to Section 409A. Accordingly, no Change in Control Event will be deemed to provide for acceleration of payment with respect to a transaction or event described in this Section 11(c) unless the transaction or event would constitute a “Change in Control Event” as described in Treasury Regulation section 1.409A-3(i)(5), or in subsequent IRS guidance under Section 409A of the Code.

9. Miscellaneous.

(a) No Right To Employment or Other Status. The grant of this Option shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim hereunder.

(b) No Rights As Stockholder. Subject to the provisions of this Option, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to this Option until becoming the record holder of such shares. For the avoidance of doubt, this Option also does not provide for the payment or accrual of dividend equivalents.

(c) Administration by Board. The Board will administer this Agreement and may construe and interpret the terms hereof. The Board may correct any defect, supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in or under this Agreement.

(d) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers hereunder to one or more committees or subcommittees of the Board (a “Committee”). All references herein to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority hereunder have been delegated to such Committee.

(e) Amendment. The Board may amend, modify or terminate this Agreement, including but not limited to, substituting another option of the same or a different type and changing the date of exercise or realization. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant or (ii) the change is permitted under this Section 8.

(f) Limitation on Repricing. Notwithstanding Section 9(e) above, unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 8): (1) amend this Option to provide an exercise price per share that is lower than the then-current exercise price per share of the Option, (2) cancel this Option and grant in substitution therefor a new option covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of this Option, (3) cancel in exchange for a cash payment this Option if its exercise price per share is below the then-current Fair Market Value, other than pursuant to Section 8, or (4) take any other action with respect to this Option that constitutes a “repricing” within the meaning of the rules of the NASDAQ Stock Market.

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to this Agreement until (i) all conditions of this Agreement have been met to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. The Board may at any time provide that this Option shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(i) Compliance with Section 409A of the Code. Except as provided herein, if and to the extent any portion of any payment, compensation or other benefit provided to the Participant in connection with his or her employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting this Option) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits hereunder are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(j) Limitations on Liability. Notwithstanding any other provisions of this Agreement, no individual acting as a director, officer, employee or agent of the Company will be liable to the Participant, a spouse, a beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with this Agreement, nor will such individual be personally liable with respect to this Agreement because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of this Agreement has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Agreement unless arising out of such person’s own fraud or bad faith.

(k) Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.

(l) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

(m) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

(n) Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

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